As filed with the Securities and Exchange Commission on June 1, 2022
Registration No. 333-256640

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-1 ON FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Blade Air Mobility, Inc.
(Exact name of registrant as specified in its charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1890381 (I.R.S. employer identification number)
55 Hudson Yards, 14th Floor
New York, NY 10019
(212) 967-1009
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert Wiesenthal
Blade Air Mobility, Inc.
Chief Executive Officer
55 Hudson Yards, 14th Floor
New York, NY 10019
(212) 967-1009
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
William B. Brentani Kelli Schultz Simpson Thacher & Bartlett LLP Palo Alto, CA 94304 (650) 251-5000	Melissa Tomkiel President and General Counsel Blade Air Mobility, Inc. 55 Hudson Yards, 14th Floor New York, NY 10019 (212) 967-1009
Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934:
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
The original registration statement (the “Existing Registration Statement”) of Blade Air Mobility, Inc. (“Blade”) on Form S-1 (File No. 333- 256640) declared effective by the Securities and Exchange Commission (the “SEC”) on June 7, 2021, to which this Registration Statement is Post-Effective Amendment No. 2 (this “Registration Statement”), covered (i) an aggregate of 47,281,223 outstanding shares of Blade’s Class A common stock, par value $0.0001 per share (“Class A common stock”), including 7,687,098 shares of Class A common stock issuable upon the exercise of stock options, to be sold by the selling securityholders named therein, (ii) an aggregate of 9,166,667 shares of Class A common stock issuable upon the exercise of certain outstanding public warrants at an exercise price of $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the securityholders holding such public warrants) (the “Public Warrants”), (iii) an aggregate of 5,000,000 shares of Class A common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $11.50 per share to be sold by the selling securityholders named therein (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling securityholders named therein) (the “Private Placement Warrants”) and (iv) the Private Placement Warrants.
This Registration Statement constitutes a Post-Effective Amendment No. 2 to the Existing Registration Statement and is being filed to convert such registration statement on Form S-1 into a registration statement on Form S-3 because Blade is now eligible to use Form S-3. This Registration Statement contains an updated prospectus relating to the offering and sale of (i) the shares of outstanding Class A common stock covered by the Existing Registration Statement, (ii) the shares of Class A common stock remaining available for issuance under the Existing Registration Statement (including upon exercise of the stock options, Public Warrants and/or Private Placement Warrants) and (iii) the Private Placement Warrants. This Registration Statement amends and restates the information contained in the Existing Registration Statement (and all amendments thereto) under the headings contained herein.
All filing fees payable in connection with the registration of the shares of Class A common stock and the Private Placement Warrants covered by this Registration Statement were paid by the Registrant at the time of the initial filing of the Existing Registration Statement. No additional securities are registered hereby.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 1, 2022
Preliminary Prospectus
Up to 43,777,059 Shares of Class A common stock
5,000,000 Warrants to Purchase Class A common stock
This prospectus relates to the resale by the Selling Securityholders named in this prospectus (the “Selling Securityholders”) of shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Blade Air Mobility, Inc. (“Blade” or the “Company”) and warrants to purchase shares of Class A common stock (the “warrants”) as described herein. The securities offered hereunder include (i) an aggregate of 29,610,415 outstanding shares of the Company’s Class A common stock (including 7,416,497 shares of Class A common stock issuable upon the exercise of stock options) to be sold by the selling securityholders named in the Registration Statement, (ii) an aggregate of 9,166,644 shares of the Company’s Class A common stock issuable upon the exercise of certain outstanding public warrants at an exercise price of $11.50 per share (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the securityholders holding such public warrants) (the “Public Warrants”), (iii) an aggregate of 5,000,000 shares of the Company’s Class A common stock issuable upon the exercise of certain outstanding private placement warrants at an exercise price of $11.50 per share to be sold by the selling stockholder named in the Registration Statement (including the initial issuance of such shares upon the exercise of such warrants and the subsequent resale of all such shares by the selling securityholders named in the Registration Statement) (the “Private Placement Warrants”) and (iv) the Private Placement Warrants.
We are registering the resale of these securities to satisfy certain registration rights we have granted. We will not receive any of the proceeds from the sale of the securities by the Selling Securityholders. We will receive proceeds from warrants exercised in the event that such warrants are exercised for cash. We will pay the expenses associated with registering the sales by the Selling Securityholders, as described in more detail in the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
The Selling Securityholders may sell the securities described in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell their securities in the section titled “Plan of Distribution” appearing elsewhere in this prospectus. The Selling Securityholders may sell any, all or none of the securities, and we do not know when or in what amount the Selling Securityholders may sell their securities hereunder following the effective date of this registration statement.
Our common stock is listed on the Nasdaq Stock Market (“Nasdaq”) under the symbol “BLDE,” and our warrants are listed on Nasdaq under the symbol “BLDEW.” On May 31, 2022, the closing price for the common stock as reported on Nasdaq was $6.89 per share, and the closing price for our public warrants as reported on Nasdaq was $1.36 per public warrant.
We are an “emerging growth company,” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 10 of this prospectus.
You should rely only on the information contained in this prospectus or any prospectus supplement or amendment hereto. We have not authorized anyone to provide you with different information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is           , 2022.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We and the Selling Stockholders may use the shelf registration statement to offer and sell up to an aggregate of 43,777,059 shares of Class A common stock (including 7,416,497 shares of Class A common stock issuable upon the exercise of stock options), 22,193,918 of which are issued and outstanding, 5,000,000 of which are issuable upon exercise of the Private Placement Warrants and 9,166,644 of which are issuable upon exercise of the Public Warrants. More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A common stock and/or warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus together with the additional information to which we refer you to in the sections of this prospectus entitled “Where You Can Find Additional Information” and “Incorporation by Reference.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information” and “Incorporation by Reference.”

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“Blade” are to Blade Air Mobility, Inc., a Delaware corporation;
“Blade Options” are options to purchase shares of Class A common stock;
“Board” are to the board of directors of Blade, or a committee thereof, as applicable;
“Class A common stock” are to the Class A common stock, par value $0.0001 per share of the post-combination company;
“Closing” are to the consummation of the merger on May 7, 2021;
“Closing Date” are to May 7, 2021, the date on which the Transactions were consummated;
“DGCL” are to the Delaware General Corporation Law, as amended;
“EIC” are to Experience Investment Corp., a Delaware corporation, which has been renamed Blade Air Mobility, Inc. in connection with the consummation of the Transactions;
“EIC Class A common stock” are, prior to consummation of the Transactions, to EIC’s Class A common stock, par value $0.0001 per share;
“EIC IPO” are to the initial public offering by EIC which closed on September 17, 2019;
“Exchange Act” are to the Securities Exchange Act of 1934, as amended;
“Founder Shares” are to the 6,875,000 shares of EIC Class B common stock and the shares of EIC Class A common stock issued upon the automatic conversion thereof in connection with the Closing;
“Investor Rights Agreement” are to the Investor Rights Agreement, dated as of December 14, 2020 (and effective as of the Closing), by and among EIC, the Sponsor and certain other parties thereto;
“KSL Capital Partners” are to KSL Capital Partners, LLC, a Delaware limited liability company, an affiliate of the Sponsor;
“Legacy Blade” are to Blade Urban Air Mobility, Inc. prior to the Closing;
“merger” are to the merger of Merger Sub with and into Legacy Blade, with Legacy Blade surviving the merger as a wholly owned subsidiary of EIC;
“Merger Sub” are to Experience Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of EIC;
“PIPE Investment” are to the private placement pursuant to which EIC entered into subscription agreements with certain investors whereby such investors have committed to purchase 12,500,000 shares of EIC Class A common stock at a purchase price per share of $10.00 and an aggregate purchase price of $125,000,000. The PIPE Investment was consummated concurrently with the Closing;
“PIPE Shares” are to shares of EIC Class A common stock purchased in the PIPE Investment;
“PIPE Subscription Agreements” are to the subscription agreements relating to the PIPE Investment entered into by and among EIC, on the one hand, and certain accredited investors (including an affiliate of the Sponsor), on the other hand, in each case entered into on or after December 14, 2020 and prior to the Closing;
“Private Placement Warrants” are to the warrants issued by EIC to the Sponsor in a private placement simultaneously with the closing of the EIC IPO. The Private Placement Warrants are exercisable for an aggregate of 5,000,000 shares of Class A common stock at a purchase price of $11.50 per share;
“Public Warrants” are to the redeemable warrants initially issued by EIC and sold as part of the units in the EIC IPO (whether they were purchased in the EIC IPO or thereafter in the open market). The Public

Warrants are exercisable for an aggregate of 9,166,667 shares of Class A common stock at a purchase price of $11.50 per share. Following the consummation of our initial business combination, references to the Public Warrants also include any Private Placement Warrants that are not held by our Sponsor or its permitted transferees;
“SEC” are to the United States Securities and Exchange Commission;
“Sponsor” are to Experience Sponsor LLC, a Delaware limited liability company and an affiliate of KSL Capital Partners and EIC;
“Steele ExpCo” are to Steele ExpCo Holdings, LLC, the managing member and 100% owner of the Sponsor;
“Transactions” are to the merger, together with the other transactions contemplated by that certain Agreement and Plan of Merger, dated as of December 14, 2020, by and among EIC, Merger Sub and Legacy Blade, providing for, among other things, and subject to the terms and conditions therein, the business combination between Blade and EIC pursuant to the merger of Merger Sub with and into Blade, as the same has been or may be amended, modified, supplemented or waived from time to time, and the related agreements;
“Warrants” are to the Public Warrants and the Private Placement Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements.” These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They may appear in a number of places throughout this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein and may include statements regarding our intentions, beliefs or current expectations concerning, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
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loss of our customers;

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decreases in our existing market share;

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effects of competition;

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effects of pricing pressure;

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the inability of our customers to pay for our services;

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the loss of our existing relationships with operators;

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the loss of key members of our management team;

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changes in our regulatory environment, including aviation law and FAA regulations;

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the inability to implement information systems or expand our workforce;

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changes in our industry;

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heightened enforcement activity by government agencies;

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interruptions or security breaches of our information technology systems;

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the expansion of privacy and security laws;

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our ability to expand our infrastructure network;

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our ability to identify, complete and successfully integrate future acquisitions;

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our ability to remediate any material weaknesses or maintain effective internal controls over financial reporting;

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the ability to continue to meet applicable listing standards

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costs related to our business combination;

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the possibility that we may be adversely affected by other political, economic, business and/or competitive factors;

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the impact of COVID-19 and its related effects on our results of operations, financial performance or other financial metrics;

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the inability or unavailability to use or take advantage of the shift, or lack thereof, to Electric Vertical Aircraft technology;

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pending or potential litigation;

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other factors disclosed in this prospectus; and

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other factors beyond our control.

The forward-looking statements contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors referred to under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Forward-looking statements speak only as of the date made. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

OUR COMPANY
This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus. Because it is a summary, it may not contain all of the information that may be important to you. To understand this offering fully, you should read this entire prospectus carefully, including the information set forth in the sections entitled “Risk Factors” and our historical consolidated financial statements and related notes incorporated by reference from our other filings with the SEC before making an investment decision.
Unless expressly indicated or the context required otherwise, the terms “Blade,” the “Company,” the “Registrant,” “we,” “us” and “our” in this prospectus refer to the parent entity formerly named Experience Investment Corp., after giving effect to the merger and as renamed Blade Air Mobility, Inc. and, where appropriate, our wholly owned subsidiaries.
The Company
Blade is a technology-powered, global air mobility platform. We provide our clients with a cost-effective and time-efficient alternative to ground transportation for congested routes through our helicopter, amphibious seaplane, and fixed-wing transportation services. Our platform utilizes a technology-powered, asset-light business model, which was developed to be scalable and profitable using conventional aircraft today while enabling a seamless transition to Electric Vertical Aircraft (“EVA”), once they are certified for public use. Blade currently operates primarily in the following business lines:
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Short Distance — Consisting primarily of helicopter and amphibious seaplane flights for consumers and business travelers. Fliers can purchase by-the-seat or on a full aircraft charter basis.

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MediMobility Organ Transport — Consisting of transportation of human organs for transplant.

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Jet — Consisting of non-medical jet charter and limited, by-the-seat, jet flights.

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Other — Consists principally of revenues from brand partners for exposure to Blade fliers and certain ground transportation services.

Our Business Model
Blade leverages an asset-light business model: we neither own nor operate aircraft. Pilots, maintenance, hangar, insurance, and fuel are all costs borne by our network of operators, which provide aircraft flight time to Blade at fixed hourly rates. This enables our operator partners to focus on training pilots, maintaining aircraft and flying, while we maintain the relationship with the client from booking through flight arrival. For flights offered for sale by-the-seat, Blade schedules flights based on demand analysis and takes the economic risk of aggregating fliers to optimize flight profitability, providing predictable margins for our operators.
We typically pre-negotiate fixed hourly rates and flight times with our aircraft operators, paying only for flights actually flown, creating a predictable and flexible cost structure. Blade will sometimes provide guaranteed flight commitments to our aircraft operators.
Blade’s proprietary “customer-to-cockpit” technology stack enables us to manage fliers and organ transports across numerous simultaneous flights, coordinating multiple operators flying between terminals across our route network. We believe that this technology, which provides us with enhanced logistics capabilities and information from our fliers signaling their interest in new routes, will enable us to continue to scale our business. This technology stack was built with future growth in mind and is designed to allow our platform to be easily scaled to accommodate, among other things, rapid increases in flier volume, new routes, new operators, broader flight schedules, next-generation verticraft and ancillary services (e.g., last/first-mile ground connections, trip cancellation insurance, baggage delivery) through our mobile apps, website and cloud-based tools.
Our asset-light business model was developed to be scalable and profitable using conventional aircraft today while enabling a seamless transition to EVA, once they are certified for public use. We intend to leverage the lower operating costs of EVA versus helicopters to reduce the consumer’s price for our flights. Additionally, we expect the reduced noise footprint and zero carbon emission characteristics of EVA to allow for the development of new, vertical landing infrastructure (“vertiports”) in our existing and new markets. In the interim, we purchase offsets to counteract the carbon emissions generated by our urban air mobility services.
Background
Blade Air Mobility, Inc., a Delaware corporation (the “Company”), which was originally known as Blade Urban Air Mobility, Inc. (“Legacy Blade”), was acquired by our predecessor, Experience Investment Corp., a special purpose acquisition company which completed its initial public offering in September 2019 (“EIC”), pursuant to the merger of Experience Merger Sub (“Merger Sub”) with and into Legacy Blade, with the Company continuing as the surviving entity and a wholly owned subsidiary of EIC.
EIC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and, prior to the merger, the Company was a “shell company” as defined under the Exchange Act, because it had no operations and nominal assets consisting almost entirely of cash. On May 7, 2021, EIC consummated the merger. In connection with the Closing, (i) EIC changed its name to “Blade Air Mobility, Inc.” and (ii) the issued and outstanding shares of EIC’s Class A common stock were exchanged, on a one-for-one basis, for shares of Class A common stock of the Company. Similarly, all of EIC’s outstanding warrants became warrants to acquire shares of Class A common stock of the Company on the same terms as EIC’s warrants.
Our Class A common stock and our Warrants are currently listed on Nasdaq under the symbols “BLDE” and “BLDEW,” respectively.
The rights of holders of our Class A common stock and Warrants are governed by our Charter, our bylaws and the Delaware General Corporation Law (“DGCL”) and in the case of the Warrants, the warrant agreement, dated September 12, 2019, by and between EIC and American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”). See the sections entitled “Description of Securities” and “Selling Securityholders.”
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes- Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following September 17, 2024, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.
Corporate Information
Blade is a Delaware corporation. Our principal executive offices are located at 55 Hudson Yards, 14th Floor, New York, New York 10019. Our website is located at www.blade.com. Our website and the information contained on, or accessed through, our website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making an investment decision.

THE OFFERING
Issuer
Blade Air Mobility, Inc.
Shares of Class A common stock offered by the Selling Shareholders
Up to 43,777,059 shares of Class A common stock (including 7,416,497 shares of Class A common stock issuable upon the exercise of stock options).
5,000,000 shares of Class A common stock issuable upon exercise of the Private Placement Warrants.
Warrants offered by the Selling
Securityholders
5,000,000 Private Placement Warrants to purchase shares of Class A common stock. Each Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share.
Shares of Class A common stock offered by the Company
9,166,644 shares of Class A common stock issuable upon the exercise of the Public Warrants. Each Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share.
Use of Proceeds
We will receive up to an aggregate of approximately $162.9 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will not receive any proceeds from the sale of shares of Class A common stock or Warrants by the Selling Securityholders, nor will we receive any proceeds in respect of Warrants that are not exercised. See the section entitled “Use of Proceeds.”
Shares of Class A common stock Outstanding
79,038,844 shares after giving effect to the exercise of all outstanding options.
71,144,461 shares (as of May 31, 2022), prior to any exercise of outstanding options.
Risk Factors
See the section entitled “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
Nasdaq Symbols
Our Class A common stock and Public Warrants are currently traded on Nasdaq under the symbols “BLDE” and “BLDEW,” respectively.

There were 71,144,461 shares of Class A common stock outstanding as of May 31, 2022, excluding the following:
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5,000,000 shares of Class A common stock issuable upon the exercise of the Private Placement Warrants, which became exercisable beginning 30 days following the Closing Date at a price of $11.50 per share;

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9,166,644 shares of Class A common stock issuable upon the exercise of the Public Warrants, which became exercisable beginning 30 days following the Closing Date at a price of $11.50 per share;

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7,894,383 shares of Class A common stock issuable upon the exercise of Blade Options;

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2,324,074 shares of Class A common stock issuable upon the vesting of restricted stock units;

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10,540,376 shares of Class A common stock issuable and reserved for future issuance under the 2021 Omnibus Incentive Plan (the “2021 Omnibus Incentive Plan”).

RISK FACTORS
Before investing in our securities, you should carefully consider the risk factors incorporated by reference into this prospectus, including any reports we file with the SEC after the date of this prospectus that are incorporated herein by reference, as well as the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus we file with the SEC. The market price of our securities could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our securities. See “Where You Can Find Additional Information” and “Incorporation by Reference” elsewhere in this prospectus.

USE OF PROCEEDS
All of the Class A common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $162.9 million from the exercise of the Warrants, if all of the Warrants are exercised in full for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.
With respect to the registration of the shares of our Class A common stock and Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting commissions and discounts and the reasonable fees and expenses of counsel to the holders. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus.

SELLING SECURITYHOLDERS
The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Class A common stock or Warrants being offered for resale by this prospectus which consists of:
•
up to 6,875,000 shares of Class A common stock issued upon conversion of an equal number of Founder Shares issued in a private placement to the Sponsor;

•
up to 10,600,000 PIPE Shares;

•
5,000,000 Private Placement Warrants to purchase shares of Class A common stock and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants issued in a private placement to the Sponsor; and

•
up to 21,302,059 shares of Class A common stock held by other Selling Securityholders of the Company (including 7,416,497 shares of Class A common stock issuable upon the exercise of stock options).

The term Selling Securityholders includes the securityholders listed in the table below and their permitted transferees.
The table below provides, as of the date of this prospectus, information regarding the beneficial ownership of our Class A common stock and Warrants of each Selling Securityholder, the number of shares of Class A common stock and Warrants that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering, assuming all registered shares all sold. We have based percentage ownership on 71,144,461 shares of Class A common stock outstanding as of May 31, 2022. The amount of common stock issued and outstanding excludes an aggregate of 22,061,027 shares of Class A common stock issuable upon the exercise of Blade Options or the exercise of Warrants.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering, none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering, In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering(1)		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Class A Common Stock(2)	Private Placement Warrants	Shares of Class A Common Stock(2)	Private Placement Warrants	Shares of Class A Common Stock(2)%		Private Placement Warrants	%
Alyeksa Master Fund L.P.(3)	500,000	—	500,000	—	—	—	—	—
Arrow 1999 Trust(4)	491,616	—	100,000	—	391,616	*%	—	—
Broadfin Advisors Privates LLC(5)	100,000	—	100,000	—	—	—	—	—
Citadel Multi-Strategy Equities Master Fund Ltd.(6)	250,000	—	250,000	—	—	—	—	—
Hedosophia Public Investments Limited(7)	2,000,000	—	2,000,000	—	—	—	—	—
HG Vora Opportunistic Capital Master Fund(8)	1,899,993	—	1,484,245	—	415,748	*%	—	—
HG Vora Special Opportunities Master Fund, Ltd(8)	5,976,460	—	2,715,755	—	3,260,705	4.6%	—	—
Ithaka Trust(9)	200,000	—	200,000	—	—	—	—	—
Legacy Worldwide Investments II Ltd.(10)	200,000	—	200,000	—	—	—	—	—
Maven III, LLC(11)	100,000	—	100,000	—	—	—	—	—
RB Lift LLC(12)	800,000	—	800,000	—	—	—	—	—
Richard Sherman Trust(13)	10,000	—	10,000	—	—	—	—	—
Robert W. Pittman(14)	130,203	—	10,000	—	120,203	*%	—	—
Steele ExpCo Holdings, LLC(15)	12,423,000	4,500,000	12,423,000	4,500,000	—	—	—	—
The David B. Fischer Revocable Trust(16)	25,000	—	25,000	—	—	—	—	—
Robert Wiesenthal(17)	10,096,369	—	10,072,011	—	24,358	*%	—	—
ColPE Blade Investor, LLC(18)	5,153,835	—	5,153,835	—	—	—	—	—
JustBlade, LLC(19)	463,844	—	463,844	—	—	—	—	—
Lerer Hippeau Ventures Select Fund LP(20)	266,544	—	266,544	—	—	—	—	—
Lerer Hippeau Ventures V, LP(20)	498,112	—	498,112	—	—	—	—	—
Brandon Keene(21)	517,427	—	514,258	—	3,169	*%	—	—
Melissa M. Tomkiel(22)	1,381,004	—	1,368,596	—	12,408	*%	—	—
William A. Heyburn(23)	819,599	—	810,169	—	9,430	*%	—	—
Eric Affeldt Living Trust(24)	978,113	350,000	955,250	350,000	22,863	*%	—	—
Edward Philip(25)	72,510	—	50,000	—	22,510	*%	—	—
Mark Burnett(26)	293,125	125,000	293,125	125,000	—	—	—	—
Brian Witherow(27)	50,000	—	50,000	—	—	—	—	—
Pastor Family Trust(28)	50,000	—	50,000	—	—	—	—	—
Deerwood Associates, LP(29)	58,625	25,000	58,625	25,000	—	—	—	—
Snickers Holdings LLC(30)	2,254,690	—	2,254,690	—	—	—	—	—

*
Indicates less than 1%.

(1)
The amounts set forth in this column are the number of shares of Class A common stock and Warrants that may be offered for sale from time to time by each Selling Securityholder using this prospectus. These amounts do not represent any other shares of our Class A common stock or Warrants that the Selling Securityholder may own beneficially or otherwise.

(2)
Represents shares of Class A common stock, including the shares of Class A common stock underlying the Private Placement Warrants and options.

(3)
Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Master Fund”), has voting and investment control of the shares held by Alyeska Master Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund. The address for Alyeska Master Fund, L.P. is 77 W. Wacker, Suite 700, Chicago, IL 60601.

(4)
Arrow 1999 Trust, of which Mr. Barry Diller is Trustee, has a business address of 555 West 18th Street, New York, NY 10011.

(5)
Broadfin Advisors Privates LLC is controlled by Kevin Kolter, its managing member. The business address for this investor is 200 Broadhollow Road, Suite 207, Melville, NY 11747.

(6)
Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisor registered under the U.S. Investment Advisers Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer and the sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the securities through their control of CAL and/or certain other affiliated entities. The address for each of the entities and individual discussed in this footnote is 131 S. Dearborn Street, Chicago, IL 60603.

(7)
Ian Osborne indirectly controls Hedosophia Public Investments Limited. The address for Hedosophia Public Investments Limited is P.O. Box 255, Trafalgar Court, Les Banques, St. Peter Port, Guernsey, GY1 3QL.

(8)
HG Vora Capital Management, LLC is the investment adviser to and may be deemed to have voting and dispositive power of the securities held by HG Vora Opportunistic Capital Master Fund LP and HG Vora Special Opportunities Master Fund, Ltd. Parag Vora is the manager of HG Vora Capital Management, LLC. The mailing address for each of these entities and the individual discussed in this footnote is 330 Madison Avenue, 20th Floor, New York, NY 10017.

(9)
Ithaka Trust, a revocable trust, is controlled by David Geffen, who may be deemed to exercise control over the securities held. The address for the entity and individual discussed in this footnote is 12011 San Vicente Blvd. #606, Los Angeles, CA 90049.

(10)
Suna Said Maslin, Hussein Badrawi and Kirk Kazazian are directors and may be deemed to have control over the securities held by Legacy Worldwide Investments II Ltd. The registered address of Worldwide Investments II Ltd. is Jayla Place, Wickhams Cay I, Road Town, Tortola, British Virgin Islands.

(11)
Maven III, LLC is controlled by Gregory B. Maffei, who may be deemed to beneficially own the shares held. The business address for the entity and individual discussed in this footnote is 90 Benchmark Road, Suite 201, Avon, CO 81620.

(12)
RB Lift LLC is wholly-owned by (i) RB KP Gazelle Co-Invest PA, LLC, (ii) RB KP Gazelle Co-Invest, LLC, and (iii) RB Gazelle Aviation LLC (collectively, the “RedBird Vehicles”). The RedBird Vehicles are managed indirectly by RedBird Capital Partners LLC, in the case of RB Gazelle Aviation LLC, and RedBird Capital Partners Management, LLC, as investment manager for each of RB KP Gazelle Co- Invest, LLC and RB KP Gazelle Co-Invest PA, LLC. Therefore, RedBird Capital Partners Management, LLC and RedBird Capital Partners LLC share voting and dispositive power over the securities held by RB Lift LLC. The business address of the entities discussed in this footnote is 667 Madison Avenue, 16th Floor, New York, NY 10065.

(13)
Richard Sherman Trust, a revocable trust, is controlled by Richard Sherman, who may be deemed to exercise control over the securities held. The address for the entity and individual discussed in this footnote is 12011 San Vicente Blvd. #606, Los Angeles, CA 90049.

(14)
The address for this investor is 4701 N. Meridian Ave., Unit #106, Miami Beach, FL 33140.

(15)
Interests shown consist of 7,923,000 shares of Class A common stock and Private Placement Warrants exercisable for 4,500,000 shares of Class A common stock held directly by Steele ExpCo Holdings, LLC. KSL Capital Partners V GP, LLC, a Delaware limited liability company, is the managing member of Steele ExpCo Holdings, LLC. Eric Charles Resnick is the managing member of KSL Capital Partners V GP, LLC. As such, KSL Capital Partners V GP, LLC and Mr. Resnick may be deemed to have or share voting and dispositive power of the securities held directly by Steele ExpCo Holdings LLC. Mr. Resnick disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in such shares, directly or indirectly. The address for each entity is c/o KSL Capital Partners, 100 St. Paul Street, Suite 800, Denver, Colorado 80206.

(16)
The David B. Fischer Revocable Trust is controlled by David B. Fischer, who may be deemed to beneficially own the shares held. The business address for the entity and individual discussed in this footnote is 90 Benchmark Road, Suite 201, Avon, CO 81620.

(17)
Robert S. Wiesenthal is our Chief Executive Officer and a member of our Board of Directors. He is a party to the Investor Rights Agreement. Interests beneficially owned consist of 4,893,178 shares of Class A common stock, vested Blade Options exercisable for an aggregate of 5,186,395 shares of Class A common stock, and 16,796 restricted stock units that will vest within 60 days of June 1, 2022. Securities to be sold in this offering consist of 4,885,616 shares of Class A common stock and 5,186,395 shares of Class A common stock underlying vested Blade Options. The address for this investor is 55 Hudson Yards, 14th Floor, New York, NY 10019.

(18)
ColPE Blade Investor, LLC is an indirect wholly-owned subsidiary of DigitalBridge Operating Company, LLC. DigitalBridge Operating Company, LLC is the beneficial owner of shares held by ColPE Blade Investor, LLC. DigitalBridge Group, Inc. is the managing member and 92% owner of DigitalBridge Operating Company, LLC, and as such may be deemed to share voting and dispositive power of the securities held by ColPE Blade Investor, LLC. ColPE Blade Investor, LLC is a party to the Investor Rights Agreement. The business address for DigitalBridge Group, Inc. is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487.

(19)
Interests shown consist of 463,844 shares of Class A common stock held by Just Blade, LLC (“Just Blade”). Just Blade is controlled by its managing member, ColCap PE Manager, LLC (“PE Manager”). PE Manager is controlled by its managing member, Colony Capital, LLC, a Delaware limited liability company managed by Thomas J. Barrack, Jr. Just Blade, PE Manager, Colony Capital, LLC and Mr. Barrack may be deemed to share voting and dispositive power of the Class A common stock held by Just Blade. Mr. Barrack disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interest in such shares. Just Blade, LLC is a party to the Investor Rights Agreement. The business address for this investor is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487.

(20)
Kenneth Lerer is Managing Member of: (i) Lerer Hippeau Ventures Select Fund GP, LLC, the general partner of Lerer Hippeau Ventures Select Fund, L.P. and (ii) Lerer Hippeau Ventures V GP, LLC, the general partner of Lerer Hippeau Ventures V, L.P. Mr. Lerer is a member of our Board of Directors. Mr. Lerer disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The business address for Mr. Lerer is c/o Andersen Tax, 1177 6th Ave, 18th Floor, New York, NY 10036, and the business address for Lerer Hippeau Ventures Select Fund, LP and Lerer Hippeau Ventures V, LP is 100 Crosby Street, Suite 201, New York, NY 10012.

(21)
Brandon Keene is our Chief Innovation Officer. Interests beneficially owned consist of 67,709 shares of Class A common stock held, 447,444 shares of Class A common stock issuable upon the exercise of vested Blade Options, and 2,274 restricted stock units that will vest within 60 days of June 1, 2022. Securities to be sold in this offering consist of 66,814 shares of Class A common stock and 447,444 shares of Class A common stock underlying vested Blade Options. The address for this investor is 55 Hudson Yards, 14th Floor, New York, NY 10019.

(22)
Melissa Tomkiel is our President and General Counsel. Interests beneficially owned consist of 137,035 shares of Class A common stock held, 1,235,571 shares of Class A common stock issuable upon the exercise of vested Blade Options, and 8,398 restricted stock units that will vest within 60 days of June 1, 2022. Securities to be sold in this offering consist of 133,025 shares of Class A common stock and 1,235,571 shares of Class A common stock underlying vested Blade Options. Ms. Tomkiel is a party to the Investor Rights Agreement. The address for this investor is 55 Hudson Yards, 14th Floor, New York, NY 10019.
(23)
William Heyburn is our Chief Financial Officer. Interests beneficially owned consist of 265,864 shares of Class A common stock held, 547,087 shares of Class A common stock issuable upon the exercise of vested Blade Options, and 6,648 restricted stock units that will vest within 60 days of June 1, 2022. Securities to be sold in this offering consist of 263,082 shares of Class A common stock and 547,087 shares of Class A common stock underlying vested Blade Options. Mr. Heyburn is a party to the Investor Rights Agreement. The address for this investor is 55 Hudson Yards, 14th Floor, New York, NY 10019.

(24)
Eric Affeldt is a member of our Board of Directors. Interests beneficially owned consist of 615,250 shares of Class A common stock held directly by the Eric L Affeldt Living Trust, for which Mr. Affeldt serves as the trustee, Private Placement Warrants exercisable for 350,000 shares of Class A common stock held directly by the Eric L Affeldt Living Trust, and 12,863 shares of Class A common stock held directly by Mr. Affeldt. Securities to be sold in this offering consist of 605,250 shares of Class A common held by the Eric L Affeldt Living Trust and 350,000 Private Placement Warrants exercisable for 350,000 shares of Class A common stock held directly by the Eric L Affeldt Living Trust. The address for the individual discussed in this footnote is 432 Mariner Drive, Jupiter, Florida 33477.

(25)
Edward Philip is a member of our Board of Directors. Interests beneficially owned consist of 72,510 shares of Class A common stock. Securities to be sold in this offering consist of 50,000 shares of Class A common. The address for the individual discussed in this footnote is 432 Mariner Drive, Jupiter, Florida 33477.

(26)
Interests shown consist of 168,125 shares of Class A common stock and Private Placement Warrants exercisable for 125,000 shares of Class A common stock. The address for the individual discussed in this footnote is 5101 Marshal Farm Court, Fairfax, Virginia 22030.

(27)
Interests shown consist of 50,000 shares of Class A common stock. The address for the individual discussed in this footnote is 505 Wexford Drive, Huron, Ohio 44839.

(28)
Interests shown consist of 50,000 shares of Class A common stock held directly by the Pastor Family Trust u/a dated October 30, 2008, for which Rafael Pastor & Marina Pastor serve as the trustees. The business address for the entity discussed in this footnote is 930 Tahoe Blvd. #802-695 Incline Village, Nevada 89451.

(29)
Interests shown consist of 33,625 shares of Class A common stock and Private Placement Warrants exercisable for 25,000 shares of Class A common stock. The business address for the entity discussed in this footnote is P.O. Box LL, Newport Beach, California 92662.

(30)
David Zaslav is the managing member of Snickers Holdings LLC. Snickers Holdings LLC is a party to the Investor Rights Agreement. Mr. Zaslav was a member of our Board of Directors until September 2021. Mr. Zaslav disclaims beneficial ownership of the reported securities, except to the extent of any pecuniary interest therein. The address for Mr. Zaslav and Snickers Holdings LLC is 115 Central Park West #17C, New York, NY 10023.

DESCRIPTION OF SECURITIES
The following is a summary of the rights of Blade’s securities and certain provisions of the Blade’s certificate of incorporation and bylaws. This summary does not purport to be complete and is qualified in its entirety by the provisions of Blade’s certificate of incorporation and bylaws. The full text of Blade’s certificate of incorporation and bylaws are incorporated by reference herein.
Pursuant to our second amended and restated certificate of incorporation, Blade’s authorized capital stock consists of 400,000,000 shares of Class A common stock, par value $0.0001 per share, and 2,000,000 shares of preferred stock, par value $0.0001 per share. The following description summarizes the material terms of Blade’s capital stock. Because it is a summary, it may not contain all the information that is important to you. We urge to you read each of our second amended and restated charter, our amended and restated bylaws and the warrant-related documents described herein, which are incorporated by reference herein, in their entirety for a complete description of the rights and preferences of our securities.
Common Stock
Voting Rights:   Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election or removal of directors. The holders of common stock do not have cumulative voting rights in the election of directors.
Liquidation:   Upon Blade’s liquidation, dissolution or winding up and after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of common stock will be entitled to receive pro rata Blade’s remaining assets available for distribution.
Rights and Preferences:   Holders of common stock do not have preemptive, subscription, redemption or conversion rights. The common stock is not subject to further calls or assessment by Blade. There are no redemption or sinking fund provisions applicable to the common stock.
Fully Paid and Non-assessable:   All outstanding shares of common stock are fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock will be subject to those of the holders of any shares of preferred stock that we may authorize and issue in the future.
Outstanding Shares:   As of May 31, 2022, 71,144,461 shares of our Class A common stock were issued and outstanding.
Preferred Stock
Our current certificate of incorporation authorizes 2,000,000 shares of preferred stock and provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Class A common stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Dividends
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the Board. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings (if any), capital requirements and general financial condition.
The payment of any cash dividends will be within the discretion of our Board at such time. Our ability to declare dividends will also be limited by restrictive covenants pursuant to any debt financing.
Annual Stockholder Meetings
Our bylaws provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by our Board. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.
Anti-Takeover Effects of the Our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our certificate of incorporation and bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire Blade. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of Blade by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of common stock held by our stockholders.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares.
However, the listing requirements of Nasdaq require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
Our Board may generally issue preferred shares on terms calculated to discourage, delay or prevent a change of control of Blade or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Blade by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock will make it possible for our Board to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of Blade. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Blade.

Classified Board of Directors
Our certificate of incorporation provides that our Board will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three- year term. As a result, approximately one-third of our Board will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board. Our certificate of incorporation and bylaws provide that, subject to any rights of holders of preferred stock to elect additional directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by our Board.
Delaware Anti-Takeover Statute
Blade is subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with its affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to a transaction not approved in advance by our Board, such as discouraging takeover attempts that might result in payment of a premium over the market price of the common stock.
Removal of Directors; Vacancies
Under the DGCL, unless otherwise provided in our certificate of incorporation, a director serving on a classified board may be removed by stockholders only for cause. Our certificate of incorporation provides that directors may be removed at any time with or without cause upon the affirmative vote of a majority of the holders of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
In addition, our certificate of incorporation also provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board will be filled only by the affirmative vote of a majority of the remaining directors (other than directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more series, as the case may be), even if less than a quorum, by a sole remaining director or by stockholders.
No Cumulative Voting
Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority of the shares of stock entitled to vote generally in the election of directors will be able to elect all Blade directors.
Stockholder Action; Special Stockholder Meetings
Our certificate of incorporation provides that stockholders are not be able to take any action by written consent for any matter and may only take action at an annual meeting or special meeting of stockholders. As a result, a holder of a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of stockholders called in accordance with our bylaws, unless previously approved by our Board. Our certificate of incorporation provides that special meetings of stockholders may be called at any time only by or at the direction of our Board or the chairperson of our Board. Our bylaws prohibit the conduct of 6any business at a special meeting other than as specified in the notice for such meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notification Requirements for Stockholder Proposals and Director Nominations
Our bylaws establish advance notice procedures with respect to stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also defer, delay or discourage a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to influence or obtain control of Blade.
Consent of Stockholders in Lieu of Meeting
Our certificate of incorporation precludes stockholder action by any consent in lieu of a meeting at any time.
Amendment of Certain Provisions of Our Certificate of Incorporation and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding shares then entitled to vote is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our certificate of incorporation provides that the amendment of any of the foregoing provisions in our certificate of incorporation would require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock entitled to vote on such amendment, voting together as a single class.
Our certificate of incorporation and bylaws provide that our Board is expressly authorized to adopt, make, alter, amend or repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware. Furthermore, any adoption, alteration, amendment or repeal of our bylaws by stockholders will require the affirmative vote of the holders of at least 66 2∕3% of the voting power of all the then outstanding shares of stock entitled to vote on such matter, voting together as a single class.
The provisions of the DGCL, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the common stock that often result from actual or rumored hostile takeover attempts. It is possible that these provisions could make it more difficult to consummate transactions that stockholders may otherwise deem to be in their best interests.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, stockholders will have appraisal rights in connection with a merger or consolidation of Blade. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any stockholder may bring an action in Blade’s name to procure a judgment in Blade’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of shares of stock at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Exclusive Forum
Our certificate of incorporation requires that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative actions brought on behalf of Blade (2) any action asserting a claim of breach of a fiduciary duty owed by any directors, officers, other employees or stockholders, (3) any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws or (4) any action asserting a claim governed by the internal affairs doctrine shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery in the State of Delaware (or, if such court does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) that is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction or (D) any action arising under the federal securities laws, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. In addition, the provisions described above will not apply to suits brought to enforce a duty or liability created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, our certificate of incorporation will provides that the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our certificate of incorporation.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of Blade and our stockholders, through stockholders’ derivative suits on Blade’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty.
These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Blade and our stockholders. In addition, your investment may be adversely affected to the extent Blade pays the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.
There is currently no pending material litigation or proceeding involving any director, officer or employee for which indemnification is sought.

Description of Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one whole share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A common stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. The Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a Public Warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant.
Redemption of Public Warrants for Cash
We may call the Public Warrants for redemption:
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in whole and not in part;

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at a price of $0.01 per Public Warrant;

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upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each Public Warrant holder; and

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if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a thirty (30)-trading day period ending three (3) business days before we send the notice of redemption to the Public Warrant holders.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) Public Warrant exercise price after the redemption notice is issued.
Redemption of Public Warrants for Shares of Class A common stock
Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:
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in whole and not in part;

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at $0.10 per Public Warrant upon a minimum of thirty (30) days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants prior to redemption and receive that number of shares of Class A common stock]to be determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A common stock (as defined below) except as otherwise described below;

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if, and only if, the last reported sale price of the Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Public Warrant holders;

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if, and only if, the Private Placement Warrants are also concurrently exchanged at the same price (equal to a number of shares of Class A common stock) as the outstanding Public Warrants, as described above; and

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if, and only if, there is an effective registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating thereto available throughout the thirty (30)-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A common stock that a Public Warrant holder will receive upon exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the last reported sales price for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.
Redemption Date (Period to Expiration of Public Warrants)	Fair Market Value of Class A common stock

	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 shares of Class A common stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 shares of Class A common stock for each whole Public Warrant. In no event will the Public Warrants be exercisable in connection with this redemption feature for more than 0.365 shares of Class A common stock per Public Warrant. Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A common stock.
This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants (other than the Private Placement Warrants) to be redeemed when the Class A common stock is trading at or above $10.00 per share, which may be at a time when the trading price of the Class A common stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Public Warrants without the Public Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Public Warrants for Cash.” Holders choosing to exercise their Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares representing “fair market value” for their Public Warrants based on a Black-Scholes option pricing model with a fixed volatility input as of the date of the EIC IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Public Warrants, and therefore have certainty as to our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to Public Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the Public Warrants when the shares of Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the shares of Class A common stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Class A common stock than they would have received if they had chosen to wait to exercise their Public Warrants for Class A common stock if and when such shares of Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the Public Warrants are exercisable for a security other than Class A common stock pursuant to the Warrant Agreement, the Public Warrants may be exercised for such security.

Redemption Procedures and Cashless Exercise.
If we call the Public Warrants for redemption for cash as described above, our management will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A common stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Public Warrants by (y) the fair market value. The “fair market value” shall mean the average last reported sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A common stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis, as described in more detail below.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.8% or 9.8% (or such other amount as a holder may specify) of the shares of Class A common stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of Class A common stock is increased by a stock dividend payable in shares of Class A common stock, or by a split-up of shares of Class A common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A common stock. A rights offering to holders of Class A common stock entitling holders to purchase shares of Class A common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for EIC Class A common stock, in determining the price payable for the Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of the Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such shares of Class A common stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Public Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A common stock in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A common stock.
Whenever the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the Public Warrant exercise price will be adjusted by multiplying the Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of Class A common stock (other than those described above or that solely affects the par value of such shares of Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty (30) days following public disclosure of such transaction, the Public Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Public Warrant. The Public Warrants were issued in registered form under a Warrant Agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of Class A common stock or any voting rights until they exercise their Public Warrants and receive shares of Class A common stock. After the issuance of shares of Class A common stock upon exercise of the Public Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.
No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Class A common stock to be issued to the Public Warrant holder.

Private Placement Warrants
The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees (except for a number of shares of Class A common stock as described under “Description of Securitie — Warrants — Public Warrants — Redemption of Public Warrants for Shares of Class A common stock”). Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value.
The “fair market value” shall mean the average last reported sale price of the Class A common stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

PLAN OF DISTRIBUTION
This prospectus relates to 14,166,664 shares of our Class A common stock issuable upon the exercise of the Public Warrants and Private Placement Warrants and the resale of securities by the Selling Securityholders or their permitted transferees from time to time. The securities registered for resale permit the Selling Securityholders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale of the securities offered by this prospectus. We will receive up to an aggregate of approximately $162.9 million from the exercise of the Warrants assuming the exercise in full of all of the Warrants for cash. The aggregate proceeds to the Selling Securityholders from the sale of the securities will be the purchase price of the securities less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the securities covered by this prospectus. The Selling Securityholders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of securities to be made directly or through agents. We may suspend the sale of securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The securities offered by this prospectus may be sold from time to time to purchasers:
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directly by the Selling Securityholders; or

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through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Securityholders or the purchasers of the securities.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.
The securities may be sold in one or more transactions at:
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fixed prices;

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prevailing market prices at the time of sale;

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prices related to such prevailing market prices;

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varying prices determined at the time of sale; or

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negotiated prices.

These sales may be effected in one or more of the following transactions:
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purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

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ordinary brokerage transactions and transactions in which the broker solicits purchasers;

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block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including Nasdaq;

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in the over-the-counter market;

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in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•
through one or more underwritten offerings on a firm commitment or best efforts basis;

•
settlement of short sales entered into after the date of this prospectus;

•
agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the Selling Securityholders, the aggregate amount of securities being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the Selling Securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers.
The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Except as otherwise set forth in a prospectus supplement, any underwritten offering pursuant to this prospectus will be underwritten by one, several or all of the following financial institutions: Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC. Note: To address SEC position that the names of the managing underwriters cannot be added via prospectus supplement/must be added via post-effective amendment. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each resale or other transfer. There can be no assurance that the Selling Securityholders will sell any or all of the securities under this prospectus. Further, we cannot assure you that the Selling Securityholders will not transfer, distribute, devise or gift the securities by other means not described in this prospectus. In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
The Selling Securityholders and any other person participating in the sale of the Securities will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular securities being distributed. This may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, may have banking, lending or other relationships with us or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have agreed to indemnify or provide contribution to certain Selling Securityholders and their officers, directors and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Those Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds” appearing elsewhere in this prospectus.
Exercise of Warrants
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, LLC, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
For additional information regarding the exercise of terms of the Warrants, see the section titled “Description of Securities.”
LEGAL MATTERS
The legality of the shares of Class A common stock and Private Placement Warrants offered pursuant to this prospectus will be passed upon for Blade by Simpson Thacher & Bartlett LLP, Palo Alto, California. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement.
EXPERTS
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 30, 2021 have been so incorporated in reliance on the report of Marcum LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a post-effective amendment on Form S-3, including exhibits, to our registration statement on Form S-1 under the Securities Act that registers the shares of our Class A common stock and Warrants offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Securities, you should refer to the registration statements and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.blade.com. The information on, or that can be accessed through, our website is not part of this prospectus.
INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate information into this prospectus by reference. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and all documents that we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of securities by means of this prospectus, from their respective filing dates (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•
our Annual Report on Form 10-K for the year ended September 30, 2021, filed with the SEC on December 20, 2021;

•
those portions of our definitive Proxy Statement for the 2022 Annual Meeting of Stockholders filed on March 22, 2022 that are responsive to Part III of Form 10-K;

•
our Quarterly Report on Form 10-Q for the transition period from October 1, 2021 to December 31, 2021, filed with the SEC on February 10, 2022; and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 10, 2022;

•
our Current Reports on Form 8-K filed with the SEC on February 2, 2022, May 6, 2022 and May 19, 2022 (excluding the information furnished under Item 7.01 and Exhibit 99.1 thereof); and

•
the description of our Class A common stock contained in our registration statement on Form 8-A (SEC File No. 001-39046), filed with the SEC on September 12, 2019, including any including any amendment or report filed to update such description.

The information incorporated by reference into this prospectus is an important part of this prospectus. Neither we nor any underwriters have authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.
You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to any document that we have publicly filed or that we may otherwise publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the securities being registered hereby.
Expense	Estimated Amount
Securities and Exchange Commission registration fee		$54,976.46
Accounting fees and expenses		*
Legal fees and expenses		*
Miscellaneous expenses		*
Total	$	*

*
These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to indemnify its directors and officers against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties. The directors or officers must have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, an action only by or in the right of the corporation, indemnification may be made only for expenses, including attorney’s fees, actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification shall be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. The amended and restated certificate of incorporation and the amended and restated bylaws of the registrant provide that the registrant may indemnify its directors, officers, employees or agents to the fullest extent permitted by applicable law.
Section 102(b)(7) of the DGCL permits a corporation to provide in its charter that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock purchases or redemptions or (4) for any transaction from which the director derived an improper personal benefit. The current certificate of incorporation of the registrant provide for such limitation of liability.
We have entered into indemnification agreements with each of our directors and officers in which we have agreed to indemnify and hold harmless, and also advance expenses as incurred, to the fullest extent permitted under applicable law, against all expenses, losses and liabilities incurred by the indemnitee or on the indemnitee’s behalf arising from the fact that such person is or was a director, officer, employee or agent of our company or our subsidiaries.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, our amended and restated certificate of incorporation, our amended and restated bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise.

Item 16.   Exhibits
See the Exhibit Index immediately preceding the signature page for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
2.1	Agreement and Plan of Merger, dated as of December 14, 2020	8-K	001-39046	2.1	12/15/2020
2.2	Share Purchase Agreement, dated as of May 18, 2022, by and among Blade Urban Air Mobility, Inc. and the Sellers party thereto*	8-K	001-39046	2.1	5/19/2022
3.1	Second Amended and Restated Certificate of Incorporation of Blade Air Mobility, Inc.	8-K	001-39046	3.1	5/13/2021
3.2	Amended and Restated Bylaws of Blade Air Mobility, Inc.	8-K	001-39046	3.2	5/13/2021
4.1	Specimen Class A Common Stock Certificate of Blade Air Mobility, Inc.	S-4/A	001-39046	4.1	3/10/2021
4.2	Specimen Warrant Certificate of Blade Air Mobility, Inc.	S-4/A	001-39046	4.2	3/10/2021
4.3	Warrant Agreement, dated September 12, 2019, by and between Experience Investment Corp. and American Stock Transfer & Trust Company, LLC, as warrant agent	8-K	001-39046	4.1	9/18/2019
4.4	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	S-1/A	333-256640	4.4	1/21/2022
5.1	Opinion of Simpson Thacher & Bartlett LLP	S-1/A	333-256640	5.1	1/21/2022
10.1	Investor Rights Agreement, dated as of December 14, 2020	S-4	001-39046	10.1	1/29/2021
10.2	Sponsor Letter Agreement, dated as of December 14, 2020	S-4	001-39046	10.2	1/29/2021
10.3	Form of Support Agreement	S-4	001-39046	10.3	1/29/2021
10.4	Form of PIPE Subscription Agreement	S-4	001-39046	10.4	1/29/2021
10.5	Fly Blade, Inc. Amended and Restated Investors’ Rights Agreement, dated January 30, 2018	S-4	001-39046	10.5	1/29/2021
10.6	Fly Blade, Inc. Amended and Restated Right of First Refusal Co-Sale Agreement, dated January 30, 2018	S-4	001-39046	10.6	1/29/2021
10.7	Fly Blade, Inc. Amended and Restated Voting Agreement, dated January 30, 2018	S-4	001-39046	10.7	1/29/2021
10.8	Fly Blade, Inc. 2015 Equity Incentive Plan	S-4	001-39046	10.8	1/29/2021
10.9	2021 Omnibus Incentive Plan	S-1/A	333-256640	10.9	1/21/2022
10.10	Form of Director and Officer Indemnification Agreement	S-4/A	001-39046	10.27	3/10/2021
10.11	Form of Lockup Agreement (Employee)	S-4/A	001-39046	10.28	3/26/2021
10.12	Form of Lockup Agreement (Non-Employee Option Holder)	S-4/A	001-39046	10.29	3/26/2021
10.13	Form of Lockup Agreement (Non-Employee Stockholder)	S-4/A	001-39046	10.30	3/26/2021

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
10.14	Blade Air Mobility, Inc. Change in Control Severance Plan and Summary Plan Description	10-K	001-39046	10.31	12/20/2021
10.15	Exclusive Rights Purchase Agreement between Blade Urban Air Mobility, Inc., Blade Urban Air Mobility (Canada), Inc., Helijet International, Inc. and Pacific Heliport Services Ltd., dated November 30, 2021	8-K	001-39046	10.1	12/2/2021
10.16	Blade Air Mobility, Inc. Change in Control Severance Plan and Summary Plan Description	10-K	001-39046	10.31	12/20/2021
10.17	Restricted Stock Unit Award Agreement Pursuant to the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan (Double Trigger Vesting)	10-K	001-39046	10.32	12/20/2021
10.18	Restricted Stock Unit Award Agreement Pursuant to the Blade Air Mobility, Inc. 2021 Omnibus Incentive Plan	10-Q	001-39046	10.1	8/16/2021
10.19	Purchase and Sale Agreement, dated as of September 2, 2021, among Blade Urban Air Mobility, Inc., the Target Companies, the Sellers and the Seller Members party thereto	8-K	001-39046	10.1	9/2/2021
10.20	Joint Venture Agreement, dated as of March 24,2019, by and among Hunch Ventures and Investments Private Limited, Blade US, LLC, and FlyBlade India Private Limited	S-4	333-252529	10.17	1/29/2021
10.21	First Amendment to Joint Venture Agreement, dated as of February 25, 2020, by and among Hunch Ventures and Investments Private Limited, LLC, and Blade US, LLC, and FlyBlade India Private Limited	S-4	333-252529	10.18	1/29/2021
10.22	License Agreement, dated March 24, 2019, by and between FlyBlade India Private Limited and Blade Urban Air Mobility, Inc.	S-4	333-252529	10.19	1/29/2021
10.23	First Amendment to License Agreement, dated February 25, 2020, by and between FlyBlade India Private Limited and Blade Urban Air Mobility, Inc.	S-4	333-252529	10.20	1/29/2021
10.24	First Use Agreement, dated April 30, 2015, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc.	S-4	333-252529	10.09	1/29/2021
10.25	Second Use Agreement, dated January 28, 2016, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc.	S-4	333-252529	10.10	1/29/2021
10.26	Amended Use Agreement, dated June 1, 2017, by and between Air Pegasus Heliport, Inc. and Fly Blade, Inc.	S-4	333-252529	10.11	1/29/2021
10.27	Restrictive Covenant Agreement, dated June 1, 2017, by and among Air Pegasus Heliport, Inc., Fly Blade, Inc. and Rob Wiesenthal	S-4	333-252529	10.12	1/29/2021

		Incorporated by reference				Filed or furnished herewith
Exhibit No.	Exhibit title	Form	File No.	Exhibit No.	Filing date
10.28	Asset Purchase Agreement, dated May 2018, by and among Fly Blade, Inc., Sound Aircraft Flight Enterprises, Inc. and Cindy Herbst	S-4	333-252529	10.13	1/29/2021
10.29	Airport Lease and Operating Agreement, dated June 29, 2018, by and between the Town of Nantucket, acting by and through the Nantucket Memorial Airport Commission, and Fly Blade, Inc.	S-4	333-252529	10.14	1/29/2021
10.30	Office Agreement, dated September 12, 2018, by and between Blade Urban Air Mobility, Inc. and White Plains Aviation Partners LLC (d/b/a Million Air) (as amended by the Lease Amendment dated December 23, 2019)	S-4	333-252529	10.15	1/29/2021
10.31	Office Lease, dated November 6, 2019, by and between Turnberry Airport Holdings, LLC and Blade Urban Air Mobility, Inc.	S-4	333-252529	10.16	1/29/2021
10.32	License Agreement, dated December 1, 2019, by and between Macquarie Aviation North America 2, Inc. (d/b/a Atlantic Aviation Metroport) and Blade Air Mobility, Inc.	S-4	333-252529	10.21	1/29/2021
10.33	Note dated April 8, 2020, by and between Fly Blade, Inc. and J.P. Morgan Chase Bank, N.A.	S-4	333-252529	10.22	1/29/2021
10.34	Strategic Alliance Agreement, dated January 7, 2021,by and between BLADE Urban Air Mobility, Inc.and Ross Aviation Operations, LLC	S-4/A	333-252529	10.23	3/10/2021
21.1	List of Subsidiaries	10-K	001-39046	21.1	12/20/2021
23.1	Consent of Marcum LLP					X
23.2	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1)	S-1/A	333-256640	23.2	1/21/2022
24.1	Power of Attorney (included on signature pages)					X

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of any omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules or exhibits so furnished.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this post-effective amendment no. 2 to registration statement on Form S-1 on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on June 1, 2022.
BLADE AIR MOBILITY, INC.
By:
/s/ Melissa M. Tomkiel

Name:   Melissa M. Tomkiel
Title:   President and General Counsel
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert S. Wiesenthal, Melissa M. Tomkiel and William A. Heyburn, and each of them, individually, as the undersigned’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dated indicated.
Signature	Title	Date
/s/ Robert S. Wiesenthal Robert S. Wiesenthal	Chief Executive Officer and Director (Principal Executive Officer)	June 1, 2022
/s/ William A. Heyburn William A. Heyburn	Chief Financial Officer (Principal Financial Officer)	June 1, 2022
/s/ Amir Cohen Amir Cohen	Chief Accounting Officer (Principal Accounting Officer)	June 1, 2022
/s/ Eric Affeldt Eric Affeldt	Chairperson	June 1, 2022
/s/ Jane Garvey Jane Garvey	Director	June 1, 2022
/s/ Kenneth Lerer Kenneth Lerer	Director	June 1, 2022
/s/ Reginald Love Reginald Love	Director	June 1, 2022

Signature	Title	Date
/s/ Susan Lyne Susan Lyne	Director	June 1, 2022
/s/ Edward Philip Edward Philip	Director	June 1, 2022